Exhibit 99.1

The Container Store Group, Inc., Announces Third Quarter Fiscal 2013 Financial Results

Coppell, TX — January 7, 2014 — The Container Store Group, Inc. (NYSE:TCS) (the “Company”), today announced financial results for the third quarter and year-to-date ended November 30, 2013.

Kip Tindell, Chairman and Chief Executive Officer, said: “We are pleased with our operating results in the third quarter. Our net sales increase of 7.3% was fueled by our retail business at The Container Store, where sales increased 10.8%. We saw strong performance across new and existing stores as comparable store sales increased 4.7%; our fourteenth consecutive quarter of comparable store sales increases. This performance in combination with our strong product margins and expense management drove adjusted net income per diluted common share of $0.11.  These results demonstrate the strength of our differentiated business model, brand awareness, unique employee-first culture and solid execution by the entire team at The Container Store.”

Tindell continued: “Our commitment to our Foundation Principles and Conscious Capitalism, our focus on training, communication and solutions-based selling, coupled with strong partnerships with our vendors, results in an unmatched store experience for our customers as they shop the world’s most comprehensive and celebrated collection of storage and organization solutions.  With 63 stores today, we have a long runway of growth ahead of us as we expand our store base to realize the 300+ store opportunity that we believe exists.”

“During the third quarter we reached a significant milestone with our successful initial public offering,” Tindell added. “We couldn’t have been more thrilled, humbled and honored by the reception we received from the market. By taking this path, we are also able to facilitate broader employee ownership of The Container Store, increasing our ability to operate a business where everyone associated with it thrives.  We look forward to continuing to deliver long-term value for all of our stakeholders.”

For the third quarter (thirteen weeks) ended November 30, 2013, on a consolidated basis:

•                  Net sales increased by 7.3% to $188.3 million from $175.4 million in the third quarter of fiscal 2012. Comparable store sales increased by 4.7%.  Net sales in The Container Store retail business were up 10.8% to $163.7 million and Elfa third party sales decreased 11.3% to $24.6 million.

•                  Gross margin was 60.0%, an increase of 60 basis points compared to the third quarter of fiscal 2012.  Net sales at The Container Store retail business represented 87.0% of consolidated sales in the third quarter fiscal 2013, as compared to 84.2% in third quarter fiscal 2012.  Since gross margin percentage is higher in The Container Store retail business, this shift in sales mix led to an improvement in consolidated gross margin.

•                  Selling, general and administrative expenses (“SG&A”) increased by 8.7% to $88.8 million from $81.7 million in the third quarter of fiscal 2012. SG&A as a percentage of net sales increased 60 basis points primarily due to increases in expenses incurred in preparation for the Initial Public Offering (“IPO”), expenses associated with operating as a public company as well as a timing shift in direct mail expenses.

•                  The Company opened two new stores and ended the quarter with 63 stores in 22 states and the District of Columbia. The Company has opened six new stores, including the relocation of one undersized, older format store in fiscal 2013.

•                  Net interest expense increased to $5.8 million from $5.1 million in the third quarter of fiscal 2012.

•                  U.S. generally accepted accounting principles (“GAAP”) net loss was $9.5 million in the third quarter of fiscal 2013, which includes $14.6 million of IPO-related stock-based compensation expense, compared to net income of $6.9 million in the third quarter of fiscal 2012. After considering distributions accumulated to preferred shareholders of $15.6 million and $22.5 million in the third quarters of fiscal 2013 and fiscal 2012, respectively, net loss per basic and diluted common share was $1.39 in the third quarter of fiscal 2013 compared to $5.32 in the third quarter of fiscal 2012.

•                  Adjusted net income was $5.2 million or $0.11 per diluted common share compared to $5.3 million or $0.11 per diluted common share for the third quarter of fiscal 2012, which excludes certain items that we do not consider in the evaluation of ongoing operating performance, including IPO-related expenses, and distributions accumulated to preferred shareholders in both periods (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Adjusted EBITDA increased 7.3% to $24.1 million compared to $22.5 million in the third quarter of fiscal 2012, as calculated in accordance with the Company’s Senior Secured Term Loan Facility (see GAAP/Non-GAAP reconciliation table).

For the year to date (thirty-nine weeks) ended November 30, 2013, on a consolidated basis:

•                  Net sales increased by 8.6% to $531.7 million from $489.7 million in year to date fiscal 2012. Comparable store sales increased by 3.6%. Sales in The Container Store’s retail business were up 11.6% to $466.5 million and Elfa third party sales decreased 9.1% to $65.2 million.

•                  Gross margin was 59.0%, an increase of 30 basis points compared to year to date fiscal 2012.  Net sales at The Container Store retail business represented 87.7% of consolidated sales in the year to date fiscal 2013, as compared to 85.4% in year to date fiscal 2012.  Since gross margin percentage is higher in The Container Store retail business, this shift in sales mix led to an improvement in consolidated gross margin.

•                  SG&A increased by 8.8% to $257.9 million from $237.0 million in year to date fiscal 2012. SG&A as a percentage of net sales increased 10 basis points primarily due to increases in expenses associated with the IPO and operating as a public company.

•                  Net interest expense increased to $16.9 million from $16.0 million in the corresponding period of fiscal 2012.

•                  GAAP net loss was $10.2 million, which includes $14.6 million of IPO-related stock based compensation expense, compared to a GAAP net loss of $2.2 million in the corresponding period of fiscal 2012.  After considering distributions accumulated to preferred shareholders of $59.7 million and $65.4 million in the first thirty-nine weeks of fiscal 2013 and fiscal 2012, respectively, net loss per basic and diluted common share was $8.78 compared to $23.08 in the corresponding period of fiscal 2012.

•                  Adjusted net income was $5.7 million or $0.12 per diluted common share compared to $4.2 million or $0.09 per diluted common share in the corresponding period of fiscal 2012, which excludes certain items that we do not consider in the evaluation of ongoing operating performance, including IPO-related expenses, and distributions accumulated to preferred shareholders in both periods (see GAAP/Non-GAAP reconciliation table).

•                  Adjusted EBITDA increased 8.0% to $56.8 million compared to $52.6 million in the third quarter of fiscal 2012, as calculated in accordance with the Company’s Senior Secured Term Loan Facility (see GAAP/Non-GAAP reconciliation table).

Balance sheet highlights as of November 30, 2013:

•                  Cash: $10.8 million

•                  Total debt: $368.5 million (after giving effect to pay-down of $31.0 million with net IPO proceeds to the Company)

•                  Total liquidity (cash plus availability on revolving credit facilities of $68.1 million): $78.9 million

Outlook

For fiscal 2013, consolidated net sales are expected to be $754 million based on opening six new stores, inclusive of one store relocation, and an increase in comparable store sales of 3.4%.  Adjusted net income, which excludes certain items that we do not consider in the evaluation of ongoing operating performance and distributions accumulated to preferred shareholders, is expected to be $0.40 per diluted common share based on estimated adjusted diluted common shares outstanding of 48.8 million.

Conference Call Information

A conference call to discuss third quarter fiscal 2013 financial results is scheduled for today, January 7, 2014, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176. The pin number to access the telephone replay is 13573235. The replay will be available through January 14, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial performance and liquidity, our expectations regarding growth and expansion of our store base, beliefs regarding our business model and customer experience, expectations regarding broader employee ownership of the Company, and beliefs regarding stakeholder value.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti kickback laws; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our final prospectus filed with the Securities and Exchange Commission, or SEC, on November 1, 2013 relating to our Registration Statement on Form S-1, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store, the nation’s leading retailer of storage and organization products, opened its first store in Dallas in 1978 and currently has 63 locations across the country.  The Container Store has over 10,000 products to help customers save space and, ultimately, save them time.  The retailer offers free closet design services every day in its stores and online using elfa®, the premiere shelving and drawer system.  Visit www.containerstore.com for more information about store locations, the product collection and services offered.  The Container Store has been named to the top of FORTUNE magazine’s annual list of the “100 Best Companies to Work For” for the past 14 years.  To find out more about The Container Store’s unique culture, Foundation Principles and devotion to Conscious Capitalism, visit the retailer’s blog at www.whatwestandfor.com.

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

(In thousands, except share amounts)	November 30, 2013	March 2, 2013	November 24, 2012
Assets
Current assets:
Cash	$10,822	$25,351	$19,875
Accounts receivable, net	28,088	25,536	24,380
Inventory	105,124	82,443	96,106
Prepaid expenses and other current assets	24,297	21,284	20,359
Forward contracts	—	1,103	615
Deferred tax assets, net	1,505	1,505	1,203
Total current assets	169,836	157,222	162,538
Noncurrent assets:
Property and equipment, net	150,142	141,177	136,901
Goodwill	202,815	202,815	202,815
Trade names	241,138	241,940	255,100
Deferred financing costs, net	10,188	8,745	9,114
Other assets	841	921	834
Total noncurrent assets	605,124	595,598	604,764
Total assets	$774,960	$752,820	$767,302

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$57,365	$54,334	$52,867
Accrued liabilities	57,211	52,330	53,429
Income taxes payable	496	2,650	1,398
Secured revolving credit, Sweden	16,679	13,482	17,027
Current portion of long-term debt	8,975	9,023	8,878
Total current liabilities	140,726	131,819	133,599
Noncurrent liabilities:
Long-term debt	342,863	276,348	293,711
Deferred tax liabilities, net	89,837	87,770	88,366
Deferred rent and other long-term liabilities	24,252	23,508	22,227
Total noncurrent liabilities	456,952	387,626	404,304
Total liabilities	597,678	519,445	537,903

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 47,922,842 shares issued and outstanding at November 30, 2013; 3,528,280 shares authorized, 2,942,326 shares issued and 2,929,466 shares outstanding at March 2, 2013; 3,528,280 shares authorized, 2,942,326 shares issued and 2,928,490 shares outstanding at November 24, 2012	479	29	29
Preferred stock, $0.01 par value:
Senior cumulative; no shares authorized, issued or outstanding at November 30, 2013; 250,000 shares authorized, 202,480 shares issued and 202,196 shares outstanding at March 2, 2013; 250,000 shares authorized, 202,480 shares issued and 202,200 shares outstanding at November 24, 2012	—	2	2
Junior cumulative no shares authorized, issued or outstanding at November 30, 2013; 250,000 shares authorized, 202,480 shares issued and 202,196 shares outstanding at March 2, 2013; 250,000 shares authorized, 202,480 shares issued and 202,200 shares outstanding at November 24, 2012	—	2	2
Additional paid-in capital	852,698	455,246	455,121
Accumulated other comprehensive income	716	2,713	965
Retained deficit	(676,611)	(223,830)	(225,924)
Treasury stock, no shares, 13,426, and 14,394 shares as of November 30, 2013, March 2, 2013, and November 24, 2012, respectively	—	(787)	(796)
Total shareholders’ equity	177,282	233,375	229,399
Total liabilities and shareholders’ equity	$774,960	$752,820	$767,302

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands, except share and per share amounts)	November 30, 2013	November 24, 2012	November 30, 2013	November 24, 2012
Net sales	$188,298	$175,416	$531,716	$489,732
Cost of sales (excluding depreciation and amortization)	75,359	71,302	218,176	202,463
Gross profit	112,939	104,114	313,540	287,269
Selling, general, and administrative expenses (excluding depreciation and amortization)	88,797	81,715	257,870	237,022
Stock-based compensation	14,641	157	14,854	157
Pre-opening costs	1,827	2,137	5,761	6,573
Depreciation and amortization	7,569	7,336	22,620	21,825
Restructuring charges	111	2,056	472	4,365
Other expenses	869	335	1,495	817
(Gain) loss on disposal of assets	(4)	92	70	87
(Loss) income from operations	(871)	10,286	10,398	16,423
Interest expense, net	5,782	5,131	16,856	16,021
Loss on extinguishment of debt	128	4	1,229	7,333
(Loss) income before taxes	(6,781)	5,151	(7,687)	(6,931)
Provision (benefit) for income taxes	2,705	(1,711)	2,487	(4,708)
Net (loss) income	$(9,486)	$6,862	$(10,174)	$(2,223)
Less: Distributions accumulated to preferred shareholders	(15,597)	(22,456)	(59,747)	(65,410)
Net loss available to common shareholders	$(25,083)	$(15,594)	$(69,921)	$(67,633)
Basic and diluted net loss per common share	$(1.39)	$(5.32)	$(8.78)	$(23.08)
Weighted-average common shares outstanding - basic and diluted	18,036,633	2,928,964	7,965,089	2,929,928

The Container Store Group, Inc.

Consolidated statements of cash flows (unaudited)

	Thirty-Nine Weeks Ended
(In thousands)	November 30, 2013	November 24, 2012
Operating activities
Net loss	$(10,174)	$(2,223)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,620	21,825
Stock-based compensation expense	14,854	157
Loss on disposal of property and equipment	70	87
Deferred tax expense (benefit)	1,540	(6,891)
Noncash interest	1,367	1,092
Noncash refinancing expense	851	4,843
Other noncash items	86	—
Changes in operating assets and liabilities:
Accounts receivable	(2,667)	(3,745)
Inventory	(22,748)	(24,936)
Prepaid expenses and other assets	(2,506)	(5,346)
Accounts payable and accrued liabilities	7,804	20,579
Income taxes payable	(1,531)	(70)
Other noncurrent liabilities	634	1,723
Net cash provided by operating activities	10,200	7,095

Investing activities
Additions to property and equipment	(32,117)	(37,078)
Proceeds from sale of property and equipment	408	297
Net cash used in investing activities	(31,709)	(36,781)

Financing activities
Borrowings on revolving lines of credit	50,098	62,527
Payments on revolving lines of credit	(46,694)	(56,555)
Borrowings on long-term debt	120,000	290,000
Payments on long-term debt	(53,580)	(287,437)
Payment of debt issuance costs	(3,662)	(9,842)
Proceeds from issuance of common stock, net	237,021	—
Payment of distributions to preferred shareholders	(295,826)	—
Purchase of treasury shares	(53)	(189)
Net cash provided by (used in) financing activities	7,304	(1,496)
Effect of exchange rate changes on cash	(324)	(106)
Net decrease in cash	(14,529)	(31,288)
Cash at beginning of period	25,351	51,163
Cash at end of period	$10,822	$19,875
Supplemental disclosures of non-cash activities:
Exchange of outstanding preferred shares for common shares	$551,145	$—

The Container Store Group, Inc.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per diluted common share with the most directly comparable GAAP financial measures of GAAP net loss available to common shareholders and GAAP net loss per diluted common share.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 30, 2013	November 24, 2012	November 30, 2013	November 24, 2012
Numerator:
Net loss available to common shareholders	$(25,083)	$(15,594)	$(69,921)	$(67,633)
Distributions accumulated to preferred shareholders	15,597	22,456	59,747	65,410
Stock-based compensation	14,602	—	14,602	—
IPO costs	764	—	1,170	—
Restructuring charges	111	2,056	472	4,365
Goodwill and trade name impairment	—	—	—	—
Loss on extinguishment of debt	128	4	1,229	7,333
Taxes	(924)	(3,634)	(1,630)	(5,274)
Adjusted net income	$5,195	$5,288	$5,669	$4,201

Denominator:
Weighted average common shares outstanding — diluted	18,036,633	2,928,964	7,965,089	2,929,928
Adjust weighting factor of outstanding shares	30,778,609	44,993,878	40,850,153	44,992,914
Adjusted weighted average common shares outstanding - diluted	48,815,242	47,922,842	48,815,242	47,922,842

Adjusted net income per diluted common share	$0.11	$0.11	$0.12	$0.09

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net (loss) income.

	Thirteen weeks ended		Thirty-Nine weeks ended
	November 30, 2013	November 24, 2012	November 30, 2013	November 24, 2012
Net (loss) income	$(9,486)	$6,862	$(10,174)	$(2,223)
Depreciation and amortization	7,569	7,336	22,620	21,825
Interest expense	5,782	5,131	16,856	16,021
Income tax expense (benefit)	2,705	(1,711)	2,487	(4,708)
EBITDA	$6,570	$17,618	$31,789	$30,915
Management fees	167	250	667	750
Pre-opening costs	1,827	2,137	5,761	6,573
IPO costs	764	—	1,170	—
Non-cash rent	(44)	433	658	1,739
Restructuring charges	111	2,056	472	4,365
Stock-based compensation	14,641	157	14,854	157
Loss on extinguishment of debt	128	4	1,229	7,333
Foreign exchange (gains) losses	(191)	(563)	(176)	(119)
Other adjustments	130	364	398	882
Adjusted EBITDA	$24,103	$22,456	$56,822	$52,595

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income (loss) per diluted common share, and Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its quarterly and fiscal year 2013 diluted income per common share and actual results on a comparable basis with its quarterly and fiscal year 2012 results. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Source: The Container Store Group, Inc.

Investor:
ICR, Inc.
Farah Soi/Anne Rakunas, Farah.Soi@icrinc.com
203-682-8200

or

Media:
The Container Store,
Casey Shilling, casey@containerstore.com
972-538-6621